FEDERAL INSURANCE COMPANY
STATEMENT OF ASSETS, LIABILITIES AND SURPLUS TO POLICYHOLDERS
Statutory Basis
DECEMBER 31, 1997
(in thousands of dollars)
ASSETS
Cash                                            $ 5,310
United States Treasury Bonds                    275,772
United States Government and Federal
Agency Guaranteed Bonds                         156,325
State and Municipal Bonds                     5,196,439
Other Bonds                                   1,515,907
Stocks                                          465,563
Short Term Investments                          714,066
Other Invested Assets                           264,077
TOTAL INVESTMENTS                             8,593,459
Investments in Affiliates:
Pacific Indemnity Company                       530,492
Vigilant Insurance Company                      309,687
Great Northern Insurance Company                134,688
Chubb Insurance Company of Europe                98,982
CC Canada Holdings Ltd.                          98,776
Other Affiliates                                 92,953
Net Premiums Receivable                         582,526
Other Assets                                    383,694
TOTAL ADMITTED ASSETS                     $  10,825,257
LIABILITIES
AND
SURPLUS TO POLICYHOLDERS
Outstanding Losses and Loss Expenses     $    6,065,735
Unearned Premiums                             1,683,472
Provision for Reinsurance                        45,454
Other Liabilities                               475,480
TOTAL LIABILITIES                             8,270,141
Capital Stock                                    13,987
Paid-In Surplus                                 378,890
Unassigned Funds                              1,972,505
Unrealized Appreciation of Investments          189,734
SURPLUS TO POLICYHOLDERS                      2,555,116

TOTAL LIABILITIES AND SURPLUS
TO POLICYHOLDERS                          $  10,825,257
Investments are valued in accordance with requirements of the National Association of Insurance Commissioners.
Investments valued at $22,374 are deposited with government authorities as required by law.
State, County & City of New York, -


___________________________________________________________________ of
the Federal Insurance Company
 being duly sworn, deposes and says that the foregoing Statement of Assets, Liabilities and Surplus to Policyholders of said Federal Insurance Company on December 31, 1997 is true and correct and is a true abstract of the Annual Statement of said Company as filed with the Secretary of the Treasury of the United States for the 12 months ending December 31, 1997.
  Subscribed and sworn to before me
 this _____________ day of ____________________ , 1998.